RedCell Power Corporation

 (a Development Stage Company)

Consolidated Financial Statements

Year ended December 31, 2003

Eleven months ended December 31, 2002

(Stated in US Dollars)

RedCell Power Corporation

(a Development Stage Company)

Consolidated Financial Statements

(Stated in US Dollars)

Year ended December 31, 2003

Eleven months ended December 31, 2002

Page

Auditors’ Report

3

Consolidated Statements of Income and Deficit

4

Consolidated Statements of Stockholders’ Equity

5

Consolidated Balance Sheets

6

Consolidated Statements of Cash Flows

7

Notes to the Consolidated Financial Statements

8 – 14

Schedule of Loss on Investment in Subsidiary

15

Auditors' Report

To the Shareholders of

RedCell Power Corporation

(a Development Stage Company)

We have audited the consolidated balance sheets of RedCell Power Corporation (a Development Stage Company) as at December 31, 2003 and 2002 and the related consolidated statements of income and deficit, stockholders’ equity, and cash flows for the periods then ended. These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the generally accepted auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2003 and 2002 and the results of their operations and their cash flows for the periods then ended in accordance with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in the development stage, and has no permanently established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations.  These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has restated the prior year figures as a result of the Company recording the issuance of shares for the settlement of debt which were never issued (note 3).  This adjustment decreased additional paid in capital and share capital by $2,543,967 and $2,801 respectively and increased accounts payable by $2,546,768 for the year ended December 31, 2002.

Vancouver, Canada

“MacKay LLP”

September 10, 2004

Chartered Accountants

RedCell Power Corporation

(a Development Stage Company)

Consolidated Statements of Income and Deficit

(Stated in US Dollars)

	Year ended December 31, 2003	Eleven months ended December 31, 2002
		(as restated)

Administrative expenses
Accounting and legal	$ 17,266	$ 18,559
Consulting	150,394	-
Filing fees	2,425	4,171
Office and miscellaneous	-	3,093
Travel	6,712	-

	176,797	25,823

Loss before other item	(176,797)	(25,823)

Income (loss) on investment in subsidiary
Loss of subsidiary (schedule)	-	(3,341,827)
Recovery (write off) of investment in subsidiary (note 4)	3,868,925	(1,000,185)

	3,868,925	(4,342,012)

Income (loss) for the period	3,692,128	(4,367,835)

Deficit, beginning of period	(4,500,017)	(132,182)

Deficit, end of period	$ (807,889)	$ (4,500,017)

Income (loss) per share	$ 0.44	$ (0.71)

Weighted average shares outstanding	8,345,502	6,121,949

RedCell Power Corporation

(a Development Stage Company)

Consolidated Statements of Stockholders’ Equity

(Stated in US Dollars)

December 31, 2003

	Number of shares	Par value	Additional Paid in Capital	Accumulated Deficit	Total
For the period February 25, 1998 to January 31, 1999	-	$ -	$ -	$ -	$ -
Issued (note 11 (a))	250,000	250	9,750	-	10,000
Capital contribution for the period	-	-	9,000	-	9,000
Net loss for the period	-	-	-	(19,050)	(19,050)

Balance January 31, 1999	250,000	250	18,750	(19,050)	(50)

Capital contribution for the period	-	-	31,050	-	31,050
Net loss for the year	-	-	-	(34,550)	(34,550)

Balance January 31, 2000	250,000	250	49,800	(53,600)	(3,550)

Issued (note 11 (b))	16,250	16	9,984	-	10,000
Issued (note 11 (c))	2,500	3	297	-	300
Issued (note11 (e))	10,000	10	1,990	-	2,000
Capital contribution for the year	-	-	35,425	-	35,425
Net loss for the year	-	-	-	(45,475)	(45,475)

Balance January 31, 2001	278,750	279	97,496	(99,075)	(1,300)

Issued (note 11(f))	5,000	5	45	-	50
Capital contribution for the year	-	-	32,300	-	32,300
Net loss for the year	-	-	-	(33,107)	(33,107)

Balance January 31, 2002	283,750	284	129,841	(132,182)	(2,057)

Stock dividend paid	-	-	(50)	-	(50)
Stock cancelled by majority shareholders May 2002	(258,248)	(257)	257	-	-
Stock issued to effect the acquisition of subsidiary (note 4)	8,000,000	8,000	-	-	8,000
Issued (note 11 (h))	320,000	320	-	-	320
Net loss for the period	-	-	-	(4,367,835)	(4,367,835)

Balance December 31, 2002	8,345,502	$ 8,347	$ 130,048	$ (4,500,017)	$ (4,361,622)
(as restated) (note 3)
Net income for the year	-	-	-	3,692,128	3,692,128

Balance December 31, 2003	8,345,502	$ 8,347	$ 130,048	$ (807,889)	$ (669,494)

RedCell Power Corporation

(a Development Stage Company)

Consolidated Balance Sheets

(Stated in US Dollars)

December 31,	2003	2002
		(as restated)
Assets

Current
Assets of subsidiary held for sale (note 4 and 5)	$ -	$ 68,421

Liabilities

Current
Accounts payable and accrued liabilities	$ 13,430	$ 8,787
Advances from related party (note 8)	536,064	483,910
Due to related party (note 8)	120,000	-
Liabilities of subsidiary held for sale (notes 4 and 10)	-	3,937,346

	669,494	4,430,043

Stockholders’ Equity

Common stock, $0.001 par value
25,000,000 shares authorized
8,345,502 shares outstanding	8,347	8,347

Additional paid in capital	130,048	130,048

Deficit Accumulated during the Development Stage	(807,889)	(4,500,017)

	(669,494)	(4,361,622)

	$ -	$ 68,421

Nature of Operations (note 1)

Commitments and Contingencies (notes 5, 7 and 9)

Approved by the Directors:

“Cameron King”

_________________________ Director

RedCell Power Corporation

(a Development Stage Company)

Consolidated Statements of Cash Flows

(Stated in US Dollars)

	Year ended December 31, 2003	Eleven months ended December 31, 2002
		(restated)
Cash provided by (used for)

Operating activities
Income (loss) for the period	$ 3,692,128	$ (4,367,835)
Write off (recovery) of investments in subsidiary	(3,868,925)	1,000,125
Loss on investment in subsidiary	-	3,341,827

	(176,797)	(25,823)

Changes in non-cash working capital items
Working capital of subsidiary held for sale	-	72,622
Accounts payable and accrued liabilities	4,643	6,730

	(172,154)	53,529

Financing activity
Advances from related party	52,154	483,910
Due to related party	120,000	-
	172,154	483,910

Investing activity
Advances to subsidiary held for sale	-	(537,439)

Increase in cash during the period	-	-
Cash, beginning of period	-	-
Cash, end of period	$ -	$ -

Supplemental disclosure of non-cash financing and investing activities (notes 4, 5 and 6)

RedCell Power Corporation

(a Development Stage Company)

Notes to the Consolidated Financial Statements

(Stated in US Dollars)

December 31, 2003 and 2002

1.

Nature of Operations

The Company was incorporated in the State of Delaware in February 1998.  On May 23, 2002 the Company changed its name to RedCell Power Corporation.

The Company is in the development stage and following the reverse take over described in note 4, operated as a wholesale supplier of a private brand label of consumable battery products to retailers.  The Company operated a warehouse facility based in Indiana U.S.A. and sold to U.S. based retailers.  On August 5, 2002, the Company changed its fiscal year end from January 31st to December 31st to coincide with the year end of its wholly owned subsidiary, RedCell Batteries Inc.

Subsequent to the acquisition, the Company determined that the operations of RedCell Batteries Inc. (“RBI”) were not viable and accordingly adopted a formal plan of disposal. The Company is again looking to locate and consummate a merger or acquisition with an operating entity.

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern.  Accordingly, they do not give effect to adjustment that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and retire its liabilities in other than the normal course of business and at amounts different from those in the accompanying financial statements. The Company’s ability to continue as a going concern is dependent upon achieving profitable operations and/or upon obtaining additional financing. The outcome of these matters can not be predicted at this time.

2.

Significant Accounting Policies

(a)

Development stage company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7.  On December 30, 2003, the Company sold its shares of RBI.

(b)

Consolidation

These consolidated financial statements include the accounts of the Company and the accounts of its wholly owned subsidiary RedCell Batteries Inc. to December 30, 2003 (formerly RedCell Canada Inc.).  As at December 31, 2002 the accounts of the subsidiary were disclosed as an asset and liability held for sale (note 4).

(c)

Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

RedCell Power Corporation

(a Development Stage Company)

Notes to the Consolidated Financial Statements

(Stated in US Dollars)

December 31, 2003 and 2002

2.

Significant Accounting Policies (continued)

(d)

Foreign currency translation

The Company’s functional currency is the U.S. dollar.  Transactions in foreign currency are translated into U.S. dollars as follows:

-  Monetary items at the rate prevailing at the balance sheet date;

-  Non-monetary items at the historical exchange rate;

- Revenue and expenses at the average rate of exchange in effect during the applicable accounting period.

(e)

Stock-based compensation

SFAS 123 “Accounting for stock based compensation”, defines a fair value based method of accounting for employee stock options.  Under this fair value method, compensation cost is measured at the date of grant based on the fair value of the award and is recognized over the vesting period.  However SFAS 123 allows an entity to continue to measure compensation costs related to stock option costs in accordance with Accounting Principle Board Statement No. 25 (APB 25).  The Company has elected to measure compensation related to stock options in accordance with APB 25.  Accordingly, since the fair value of the shares was less than the price of the stock options at the date of grant, there is no compensation to be recognized under US GAAP.

In December 2002, FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”.  SFAS 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation.  In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  SFAS 148 is effective for fiscal years beginning after December 15, 2002.  The company adopted SFAS No. 148, on January 1, 2003 with no material impact on its financial statements.

(f)

Loss per share

Basic loss per share is calculated based on the weighted average number of shares outstanding during the period, in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share”.

(g)

Fair value of financial instruments

All significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.  Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

RedCell Power Corporation

(a Development Stage Company)

Notes to the Consolidated Financial Statements

(Stated in US Dollars)

December 31, 2003 and 2002

2.

Significant Accounting Policies (continued)

(h)

Income taxes

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”.  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

(i)

Comprehensive Income

In June 1997, the FASB issued SFAS No. 130 “Reporting comprehensive income”. SFAS 130 requires that total comprehensive income and comprehensive income per share be disclosed with equal prominence as net income and net income per share.  Comprehensive income is defined as changes in shareholders’ equity exclusive of transactions with owners such as capital contributions and dividends.  There are no comprehensive income items for the periods reported.

3.

Prior Period Adjustment

During fiscal 2002, the Company recorded the issuance of shares in regards to the settlement of debt of its subsidiary RedCell Batteries Inc.  These shares were never issued and on December 30, 2003 the Company sold its investment in RBI (note 4).  As a result, the prior year financial statements have been restated.  This adjustment decreased additional paid in capital and share capital by $2,543,967 and $2,801 respectively and increased accounts payable by $2,546,768 for the year ended December 31, 2002.  There was no effect on prior year net income or accumulated deficit.

RedCell Power Corporation

(a Development Stage Company)

Notes to the Consolidated Financial Statements

(Stated in US Dollars)

December 31, 2003 and 2002

4.

Acquisition of RedCell Batteries Inc. (“RBI”) (formerly  RedCell Canada Inc.)

RBI was incorporated in Alberta on June 15, 1998, and commenced operations on July 1,1999. The name was changed from RedCell Canada Inc. to RedCell Batteries Inc. on June 28, 2002.

Pursuant to an agreement dated May 23, 2002, the Company issued 8,000,000 shares in exchange for all of the issued and outstanding shares of RBI, a private company.  An amending settlement agreement was also signed between the new shareholders of the Company, whereby certain debts were released in exchange for transfers of common shares of the Company (notes 5 and 6).

These transactions resulted in the former shareholders of RBI owning the majority of the issued and outstanding shares of the Company.  Accounting principles applicable to reverse takeovers were applied to record this acquisition using the purchase method of accounting.

Under this basis of accounting, RBI had been identified as the acquirer and, accordingly, the consolidated entity was considered to be the continuation of RBI with the net liabilities of the Company deemed to have been assumed by RBI.

During fiscal 2002, it was determined that the operations of RBI were no longer viable and management was actively pursuing a purchaser for this company.  Accordingly reverse takeover accounting was discontinued and the investment was reflected as an acquisition of an equity investment with losses of the subsidiary recorded as part of the loss on the investment.

Balance sheet of RBI at date of acquisition, May 23, 2002

Current assets	$ 3,165,014
Property and equipment	255,349

$ 3,420,363

Accounts payable	$ 1,472,262
Notes payable	96,660
Due to related parties	2,843,626

4,412,548

Share capital	688
Paid up capital	13,026,988
Accumulated deficit	(14,019,861)

(992,185)

$ 3,420,363

The net shareholder deficit of RBI which was purchased by the Company, $992,185, and the paid up capital of the common shares of the Company issued, $8,000, totaling $1,000,185, was written off in 2002 due to management’s decision to dispose of this investment.

RedCell Power Corporation

(a Development Stage Company)

Notes to the Consolidated Financial Statements

(Stated in US Dollars)

December 31, 2003 and 2002

4.

Acquisition of RedCell Batteries Inc. (“RBI”) (formerly  RedCell Canada Inc.) (continued)

Balance sheet of RBI at December 31, 2002

Current assets	$ 68,241

Accounts payable	$ 1,390,578
Due to related parties	3,011,855

4,402,433

Share capital	688
Paid up capital	13,026,988
Accumulated deficit	(14,019,861)
Loss for the period (schedule)	(3,341,827)

(4,334,012)

$ 68,421

On December 30, 2003 the Company sold the beneficial right, title and interest of its shares in RBI for US$1.00.  This sale resulted in a gain on sale of subsidiary of $3,868,925, as the difference between the assets held for sale and liabilities held for sale.

5.

Trademark

The Company’s previous legal subsidiary, RedCell Batteries Inc., has the worldwide right, title and interest in the trademark, “RedCell”.  The Canadian right to the trademark has been abandoned.  Costs associated with the trademark in prior years have been expensed as incurred.

The Trademark had been posted as security on a balance due to 771069 Alberta Ltd. (“771069”) of $1,726,000, and was claimed in fiscal 2000 to perfect the security.  Pursuant to a trademark priority agreement signed March 1, 2002 the Company was re-assigned the Trademark by 771069, and RBI was released from the debt.  In exchange the shareholders of the Company transferred 797,000 restricted common shares to 771069. In the event that these 797,000 common shares of the Company do not realize gross proceeds in excess of $1,726,000, the Trademark will revert back to 771069.

As at December 30, 2003, due to the divestiture by the Company of Redcell Batteries Inc., the trademark reverted back to 771069 Alberta Ltd.

RedCell Power Corporation

(a Development Stage Company)

Notes to the Consolidated Financial Statements

(Stated in US Dollars)

December 31, 2003 and 2002

6.

Mutual Release of Debt

Pursuant to a settlement amending agreement dated May 23, 2002 (prior to the reverse takeover), Redmond Capital Corp. (“Redmond”) agreed to forgive debt of $11,300,988 owed to it by the Company’s legal subsidiary, RBI.  In exchange the shareholders of the Company transferred 4,510,667 restricted common shares of the Company, to Redmond which released RBI from its obligation.

Pursuant to a settlement agreement dated July 31, 2002, Redmond agreed to forgive debt of $2,800,675 owed to it by the Company’s legal subsidiary RBI.  In exchange the shareholders of the Company transferred 2,800,675 restricted common shares of the Company to Redmond, which released RBI from its obligation.  This forgiveness had been recorded as additional paid in capital in the period ending December 31, 2002 and was restated in 2003 (note 3).

7.

Commitments

(a)

The Company’s previous subsidiary currently leases office space in Vancouver Canada.  The lease is for a term of 25 months and commenced on April 1, 2002.

The minimum lease payment including estimated taxes and operating costs for fiscal 2004 is $25,305.

(b)

The Company’s previous subsidiary has an Agreement dated October 1, 2000 with the National Association of Car Auto Racing (“NASCAR”), whereby the Company is obligated to make payments totaling $375,000 in calendar 2002.  Payments of an additional $400,000 are required with respect to the final year of the contract prior to January 1, 2003 that were not paid as at December 31, 2003.

8.

Related Party Transactions

There is a liability to a related party secured against the assets of the Company in the amount of $536,064. These advances do not bear interest, and have no fixed payment terms, accordingly the fair value cannot be practicably determined.

During the year ended December 31, 2003, the Company accrued $120,000 (2003 - $Nil) in management fees to the President of the Company.

These transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

RedCell Power Corporation

(a Development Stage Company)

Notes to the Consolidated Financial Statements

(Stated in US Dollars)

December 31, 2003 and 2002

9.

Contingencies

At December 31, 2002 the Company’s previous subsidiary had several legal actions pending, the outcome of which is not determinable at this time. Management is of the opinion that the amounts of settlements, if any, are not determinable and accordingly no provision has been made in these financial statements.  In the event any loss is recognized, it would be recorded in the accounts in that period.  These settlements related to the Company’s subsidiary RBI, which has been sold as at December 30, 2003.

(a)

Separate actions by Scott Lagasse and Brett Bodine Racing for alleged breach of sponsorship agreements.

(b)

An action by Active Media Services Inc. for alleged non-payment of fees pursuant to an agreement dated November 2000.

(c)

RBI has numerous creditors of long standing, any of which may commence an action.

(d)

The previous legal subsidiary, RedCell Batteries Inc., has two judgments for CDN$160,000 (US$124,000) and CDN$180,000 (US$139,000) against it, which it assumed in an asset agreement dated June 1999, neither of which are currently recorded in the records of the Company.

9.

Convertible Notes Payable

During the period ended December 31, 2002 the Company’s subsidiary was advanced funds by two private investors, these loans were formalized in convertible note agreements.  The terms of each loan are simple interest at 10%, payable semi-annually, with principal due 10 months from the date of advance.  Each lender committed to loan the Company up to a maximum of $450,000, amounts to be advanced within 5 days of request, and funds to be used solely for the business operations of RBI.  The loans are convertible, in part or in whole, into restricted common shares of the Company at the option of the Company.  The conversion rate to be determined by the lessor of; a 30% discount of the average closing price of the Company’s common stock for the five trading days preceding the conversion or $1.00 per share.

The notes payable, plus accrued interest, of $155,003 were included in the liabilities of the subsidiary held for sale at December 31, 2002.

10.

Common Stock

(a)

On May 18, 1998 the Company issued 1,000,000 common shares for $10,000 cash.

(b)

On February 1, 2000 the Company issued 65,000 commons shares for $10,000 cash.

(c)

On August 1, 2000 the Company issued 10,000 common shares for $300 cash.

(d)

On August 1, 2000 the Company completed a 2.5 for 1 stock split.  This has been reflected in the statement of stockholders’ equity on a retroactive basis.

(e)

On January 15, 2001 the Company issued 100,000 common shares for $2,000 cash.

(f)

On August 10, 2001 the Company issued 50,000 common shares for $50 cash.

(g)

On May 24, 2002 the company completed a reverse stock split 1 for 10.  This has been reflected in the statement of stockholders’ equity on a retroactive basis.

(h)

On July 25, 2002 the Company issued 320,000 common shares for $320 cash.

RedCell Power Corporation

(a Development Stage Company)

Notes to the Consolidated Financial Statements

(Stated in US Dollars)

December 31, 2003 and 2002

11.

New Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, "Accounting for certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS 150 requires that certain financial instruments issued in the form of shares that are mandatorily redeemable as well as certain other financial instruments be classified as liabilities in the financial statements. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003.

In addition, the FASB and Emerging Issues Task Force ("EITF") have issued a variety of interpretations including the following interpretations with wide applicability:

Financial Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities", which addresses the consolidation of variable interest entities (formerly referred to as "SpecialPurpose Entities"). The Interpretation is generally in effect for interim or annual periods beginning after December 15, 2003.

In November 2002, the EITF reached a consensus on Issue 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). This consensus addresses issues related to separating and allocating value to the individual elements of a single customer arrangement involving obligations regarding multiple products, services, or rights which may be fulfilled at different points in time or over different periods of time. EITF 00-21 guidance is applicable for arrangements entered into in fiscal periods beginning after June 15, 2003.

The adoption of these new pronouncements is not expected to have a material effect on the company’s financial position or results of operations.

RedCell Power Corporation

(a Development Stage Company)

Schedule of Loss on Investment in Subsidiary

(Stated in US Dollars)

Period May 23, 2002 to December 31, 2002

Sales	$ 675,000

Cost of goods sold	3,084,868

Gross margin	(2,409,868)

Administrative expenses
Advertising	465,881
Amortization	24,808
Bank charges and interest	15,360
Insurance	15,215
Office and miscellaneous	53,411
Professional fees	320,303
Telephone	6,865
Travel and promotion	85,578
Warehousing fees	6,915

994,336

Loss before other items	(3,404,204)

Other items
Forgiveness of debt	300,037
Write down of property and equipment	(237,660)

62,377

Loss for the period	$ (3,341,827)